Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 28, 2014, relating to the financial statements and financial statement schedule of Calgon Carbon Corporation and subsidiaries, and the effectiveness of Calgon Carbon Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Calgon Carbon Corporation and subsidiaries for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
May 14, 2014